Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Ashford Hospitality Trust, Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 28, 2022, relating to the consolidated financial statements and schedule of Ashford Hospitality Trust, Inc. and the effectiveness of Ashford Hospitality Trust, Inc.'s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

March 4, 2022